Exhibit 10.21

PONIARD PHARMACEUTICALS, INC.
AMENDED AND RESTATED 2004 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AWARD NOTICE

Poniard Pharmaceuticals, Inc. (the “Company”) hereby grants to you (“Participant”) a Restricted Stock Unit Award (the “Award”).  The Award is subject to all the terms and conditions set forth in this Restricted Stock Unit Award Notice (the “Award Notice”) and the Restricted Stock Unit Award Agreement (the “Agreement”) and the Poniard Pharmaceuticals, Inc. Amended and Restated 2004 Incentive Compensation Plan (the “Plan”), which are incorporated into the Award Notice in their entirety.

Participant:	Ron Martell

Grant Date:	October 6, 2009

Number of Restricted Stock Units Subject to Award (the “Units”):	100,000

Vesting Schedule:

The Award will vest twenty-five percent (25%) on each of the four anniversaries of the Grant Date, subject to your continued employment or service to the Company on each anniversary date; provided, however, that the annual vesting on the next occurring anniversary(ies) will be accelerated such that (a) up to fifty percent (50%) of the Award will be vested upon the first achievement of a Milestone Event (as defined in the Agreement) and (b) thereafter one hundred percent (100%) of the Award will be vested upon the achievement of the second Milestone Event. The Award will become fully vested immediately prior to a Corporate Transaction. An example of this vesting is set forth in the Agreement.

Additional Terms/Acknowledgement:  You acknowledge receipt of, and understand and agree to, the Award Notice, the Agreement and the Plan.  You further acknowledge that as of the Grant Date, the Award Notice, the Agreement and the Plan set forth the entire understanding between you and the Company regarding the Award and supersede all prior oral and written agreements on the subject.  In addition to the Award Notice, please also sign and return the attached Election Regarding Tax Withholding to the Company by no later than January 6, 2010.

PONIARD PHARMACEUTICALS, INC.		PARTICIPANT

By:	/s/ GREGORY WEAVER	/s/ RONALD A. MARTELL
	Its: Chief Financial Officer and Senior Vice President	Ronald A. Martell

Address:

Attachments:
1. Agreement
2. Election Regarding Tax Withholding
3. Plan Summary for the Plan

PONIARD PHARMACEUTICALS, INC.

AMENDED AND RESTATED 2004 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to your Restricted Stock Unit Award Notice (the “Award Notice”) and this Restricted Stock Unit Award Agreement (this “Agreement”), Poniard Pharmaceuticals, Inc. (the “Company”) has granted you a Restricted Stock Unit Award (the “Award”) under its Amended and Restated 2004 Incentive Compensation Plan (the “Plan”) for the number of Restricted Stock Units indicated in your Award Notice.  Capitalized terms not explicitly defined in this Agreement or the Award Notice but defined in the Plan have the same definitions as in the Plan.

The details of the Award are as follows:

1.                                      Definition of Milestone Event

For purposes of the Award, “Milestone Event” means either of the following events that the Company achieves during your employment or service to the Company: (a) a transaction in which the Company grants an unrelated third party(ies) the exclusive rights for the United States and Europe to sell, or co-promote with the Company, Picoplatin for all indications in exchange for payments to the Company consisting of upfront and milestone payments and royalties and/or profit sharing or (b) FDA approval of the Company’s NDA for Picoplatin.

Satisfaction of each Milestone Event will be determined independently of the other.  The Equity Awards Subcommittee of the Compensation Committee of the Board retains the discretion to determine achievement of Milestone Events and any such determinations will be binding on you.

2.                                      Vesting

The Award will vest as set forth in the Award Notice (the “Vesting Schedule”).

By way of example, in the event that thirteen (13) months after the Grant Date a Milestone Event is achieved and the second Milestone Event is never achieved, the Award will vest as follows:  one (1) year anniversary of the Grant Date — twenty-five percent (25%); thirteen (13) months after the Grant Date — fifty percent (50%); second (2nd) anniversary of the Grant Date — no additional vesting; third (3rd) anniversary of the Grant Date — seventy-five percent (75%); and fourth (4th) anniversary of the Grant Date — one hundred percent (100%).  If, in the preceding example, the first Milestone Event was achieved more than two (2) years after the Grant Date, then no accelerated vesting will occur because the Award was fifty percent (50%) vested at the second (2nd) anniversary of the Grant Date.

One share of the Company’s Common Stock will be issuable for each Restricted Stock Unit that vests.  Restricted Stock Units that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as “Vested Units.”  Restricted Stock Units that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as “Unvested Units.”  The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) in accordance with the Vesting Schedule (the Unvested and Vested Units are collectively referred to herein as the “Units”).

As soon as practicable after Unvested Units become Vested Units, but in no event later than 45 days after vesting, the Company will settle the Vested Units by issuing to you one share of the Company’s Common Stock for each Vested Unit.

3.                                      Automatic Forfeiture of Units upon Termination of Employment or Service

If you terminate employment or service to the Company for any reason, including by reason of death, disability or retirement, or if the Company terminates your employment or service for any reason, any Unvested Units will automatically be forfeited to the Company without payment of any consideration to you.  You will have no further rights, and the Company will have no further obligations to you, with respect to such Unvested Units.

4.                                      Corporate Transaction

In the event of a Corporate Transaction, any Unvested Units will accelerate in vesting and become Vested Units immediately prior to such Corporate Transaction.

5.                                      Securities Law Compliance

5.1                               You represent and warrant that you (a) have been furnished with a copy of the Plan and the prospectus for the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (b) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (c) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.

5.2                               You hereby agree that you will in no event sell or distribute all or any part of the Company’s Common Stock that you may receive pursuant to settlement of the Units (the “Shares”) unless (a) there is an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration.  You understand that the Company has no obligation to you to register the Shares with the Securities and Exchange Commission and has not represented to you that it will so register the Shares.

5.3                               You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any administrator under the Securities Act or any other applicable securities act (the “Acts”) and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.

5.4                               You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys’ fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Agreement or the breach by you of any terms or conditions of this Agreement.

6.                                      Transfer Restrictions

The Units may not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law.

7.                                      No Rights as Shareholder

You will not have any voting or other rights as a shareholder of the Company with respect to the Units.

8.                                      Independent Tax Advice

You acknowledge that determining the actual tax consequences to you of receiving or disposing of the Units and Shares may be complicated.  These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company.  You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving the Units and receiving or disposing of the Shares.  Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of the Units and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.

9.                                      Book Entry Registration of Shares

The Company will issue the Shares by registering the Shares in book entry form with the Company’s transfer agent in your name and the applicable restrictions will be noted in the records of the Company’s transfer agent and in the book entry system.

10.                               Withholding

10.1                        You are ultimately responsible for all taxes owned in connection with this Award (e.g., at vesting and/or upon receipt of the Shares), including any domestic or foreign tax withholding obligation required by law, whether national, federal, state or local, including FICA or any other social tax obligation (the “Tax Withholding Obligation”), regardless of any action the Company or any Related Corporation takes with respect to any such Tax Withholding Obligation that arises in connection with this Award.  The Company may refuse to issue any Shares to you until you satisfy the Tax Withholding Obligation.

10.2                        In connection with your acceptance of this Agreement, you may elect no later than three (3) months from the Grant Date of the Award to satisfy your Tax Withholding Obligation by delivery of cash or check payable to the Company in an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation.  This Tax Withholding Obligation generally will be due each time a portion of the Award vests.  If you elect to pay the Tax Withholding Obligation by cash or check, Section 10.3 will not apply to your Award.  You may make this election on the Election Regarding Tax Withholding attached to this Agreement as Exhibit A.

10.3                        If you do not elect to pay Tax Withholding Obligations by cash or check within three (3) months from the Grant Date of the Award, in order to satisfy your obligations set forth in Section 10.1, you hereby irrevocably appoint any brokerage firm acceptable to the Company for such purpose (the “Agent”) as your Agent, and authorize the Agent, to:

(a)                                  Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after the settlement date for any Vested Unit, the minimum number of Shares (rounded up to the next whole number) sufficient to generate proceeds to cover the withholding taxes that you are required to pay pursuant to Section 10.1 upon the settlement of a Vested Unit and all applicable fees and commissions due to, or required to be collected by, the Agent;

(b)                                 Remit directly to the Company the cash amount necessary to cover the payment of all taxes required to be withheld with respect to the settlement of a Vested Unit, as of such date;

(c)                                  Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale of Shares referred to in clause (a) above; and

(d)                                 Remit any remaining funds to you.

If you make this election under Section 10.3, you hereby represent and warrant that as of the date of your execution of the attached Election Regarding Tax Withholding, you are not aware of any material, nonpublic information with respect to the Company or any securities of the Company, are not subject to any legal, regulatory or contractual restriction which would prevent the Agent from conducting sales as provided herein, do not have, and will not attempt to exercise, authority, influence or control over any sales of Shares effected pursuant to this Section 10.3, and are entering into this Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company’s securities on the basis of material nonpublic information) under the Exchange

Act.  It is the intent of the parties that this Agreement complies with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Agreement will be interpreted to comply with the requirements of Rule 10b5-1(c) of the Exchange Act.

You understand that the Agent may effect sales as provided in clause (a) above jointly with sales for other employees of the Company and that the average price for executions resulting from bunched orders will be assigned to your account.  In addition, you acknowledge that it may not be possible to sell Shares as provided by this Section 10.3 due to (i) a legal or contractual restriction applicable to you or the Agent, (ii) a market disruption, or (iii) rules governing order execution priority on the exchange where the Shares may be traded.  In the event of the Agent’s inability to sell Shares, you will continue to be responsible for payment to the Company of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld.

You acknowledge that regardless of any other term or condition of this Agreement, the Agent will not be liable to you for (a) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (b) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 10.3.  The Agent is a third party beneficiary of this Section 10.3.

10.4                        Notwithstanding the forgoing, to the maximum extent permitted by law, the Company has the right to retain without notice from Shares issuable under the Award or from salary or other amounts payable to you, Shares or cash having a value sufficient to satisfy the Tax Withholding Obligation.

11.                               General Provisions

11.1                        Notices.  Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail.  Any notice required or permitted to be delivered hereunder will be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith.  You or the Company may change, by written notice to the other, the address previously specified for receiving notices.  Notices delivered to the Company should be addressed as follows:

Poniard Pharmaceuticals, Inc.

Attn:  Chief Financial Officer

7000 Shoreline Court, Suite 270

South San Francisco, California 94080

11.2                        Assignment.  The Company may assign its rights under this Agreement at any time, whether or not such rights are then exercisable, to any person or entity selected by the Company’s Board.

11.3                        No Waiver.  No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

11.4                        Undertaking.  You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Units pursuant to the express provisions of this Agreement.

11.5                        Agreement Is Entire Contract.  This Agreement, the Award Notice and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof and supersede all prior oral or written agreements on the subject.  This Agreement and the Award Notice are made pursuant to the provisions of the Plan will in all respects be construed in conformity with the express terms and provisions of the Plan.

11.6                        Successors and Assigns.  The provisions of this Agreement and the Award Notice will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement or the Award Notice and agreed in writing to join herein and be bound by the terms and conditions hereof.

11.7                        No Employment or Service Contract.  Nothing in this Agreement or the Award Notice will affect in any manner whatsoever the right or power of the Company, or Related Corporations, to terminate your employment or services on behalf of the Company, for any reason, with or without Cause.

11.8                        Section 409A Compliance.  Payments made pursuant to this Agreement, the Award Notice and the Plan are intended to qualify for an exemption from or comply with Section 409A of the Code.  Notwithstanding any other provision in this Agreement, the Award Notice and the Plan to the contrary, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but will not be required, to unilaterally amend or modify this Agreement or the Award Notice so that the Award qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representations that the Award will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Award.  No provision of this Agreement or the Award Notice will be interpreted or construed to transfer any liability for failure to comply with Section 409A of the Code from you or any other individual to the Company.  By executing the Award Notice, you agree that you will be deemed to have waived any claim against the Company with respect to any such tax consequences.

11.9                        Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.

EXHIBIT A

ELECTION REGARDING TAX WITHHOLDING

Please complete and sign this Election Regarding Tax Withholding for the Award and return it to the Company by no later than three months from the Grant Date (January 6, 2010).

Withholding Taxes:  Please indicate below the method of withholding desired for the Units.  This selection is subject to the terms of the Agreement:

☐            Withholding pursuant to Section 10.2 of the Agreement.

☐            Withholding pursuant to Section 10.3 of the Agreement.

Ronald A. Martell

Date